The AES Corporation
Restoration Supplemental Retirement Plan
As Amended and Restated effective
June 25, 2025

The AES Corporation
Restoration Supplemental Retirement Plan
As Amended and Restated effective
- June 25, 2025

Article I. - General Provisions
1.1Establishment and Purpose
The AES Corporation hereby establishes The AES Restoration Supplemental Retirement Plan (the "Plan") on the terms and conditions hereinafter set forth. The Plan is designed primarily for the purpose of providing benefits for a select group of management and highly compensated employees of the Company and its Subsidiaries and is intended to qualify as a "top hat" plan under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Plan was originally established effective January 1, 2005. The Plan was amended and restated on December 29, 2008 to comply with Section 409A, and subsequently amended effective January 1, 2012 to (i) provide for the default carryover of timely made deferral elections, (ii) increase the compensation deferral opportunity from 50% to 80% (and from 80% to 100% for bonus compensation), and (iii) require that a Participant be an active employee on the date supplemental match contributions and/or supplemental profit sharing contributions are credited for a plan year to be eligible to receive such credits. The Plan was amended and restated effective January 1, 2017 to (i) incorporate prior amendments, (ii) provide that supplemental profit sharing contributions and supplemental match were no longer to be deemed invested in company stock when made to the Plan, and (iii) permit supplemental company nonelective contributions. The Plan was further Amended and Restated effective October 10, 2023 to include clawback provisions. The Plan is now further Amended and Restated effective June 25, 2025 as set forth herein to permit Participants to change the time and form of distributions of amounts credited to a Participant’s Retirement Account payable in connection with Retirement, provided such election is consistent with Section 409A.
1.2Definitions
"Bonus Compensation" means the regular annual bonus paid by the Company or Subsidiary, as applicable, and shall exclude all other bonus compensation paid to a Participant, including special and non-recurring bonuses unless timely determined by the Committee, in its sole discretion, prior to the applicable Plan Year (in each instance, as identified and reported on the books and records of Company). Bonus Compensation shall be determined without regard to any pre-tax salary reduction amounts, including but not limited to, amounts voluntarily deferred under the terms of this Plan.
"Beneficiary" means the person or persons designated by a Participant as his beneficiary hereunder in accordance with the provisions of Article V.
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"Board" means the Board of Directors of the Company.
"Change in Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to any person or group (as that term is used in Section 13(d)(3) of the Exchange Act) of Persons; (ii) a Person or group (as so defined) of Persons (other than management of the Company on the date of the adoption of this Plan or their affiliates) shall have become the beneficial owner of more than 35% of the outstanding voting stock of the Company; or (iii) during any one-year period, individuals who at the beginning of such period constitute the Board (together with any new director whose election or nomination was approved by a majority of the directors then in office who were either directors at the beginning of such period or who were previously so approved, but excluding under all circumstances any such new director whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, corporation, partnership or other entity or group) cease to constitute a majority of the Board of Directors. Notwithstanding the foregoing or any provision of this Plan to the contrary, the foregoing definition of Change in Control shall be interpreted, administered and construed in manner necessary to ensure that the occurrence of any such event shall result in a Change of Control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treas. Reg.§ 1.409A-3(i)(5).
"Code" means the Internal Revenue Code of 1986, as amended, and any successor code or law.
"Committee" means the Compensation Committee of the Board, or such other committee designated by the Board to discharge the duties of the Committee hereunder.
"Company" means The AES Corporation, a Delaware Corporation, or any successor thereto.
"Company Match" means the employer matching contributions contributed to the Participant's account under the Qualified Plan for the Plan Year.
"Company Nonelective Contributions" means the employer nonelective contributions contributed to the Participant's account under the Qualified Plan for the Plan Year.
"Compensation" shall mean total annual regular earnings, retroactive regular earnings that relate to the period for which a Deferral Agreement has been timely made, holiday pay, sick pay and vacation pay and/or such other compensation, in each case as timely determined by the Committee, in its sole discretion, prior the applicable Plan Year (as identified and reported on the books and records of Company). Compensation shall be determined without regard to any pre-tax salary reduction amounts, including but not limited to amounts voluntarily deferred under the terms of this Plan. Incentive and supplemental compensation, including but not limited to, bonus compensation, assignment related allowances and compensation payable under The AES
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Corporation 2003 Long Term Compensation Plan, or any successor thereto, are not eligible for benefit purposes under this Plan and shall not be included in the definition of Compensation.
"Deferral Account" means the bookkeeping account(s) established on behalf of a Participant to track the Participant's deferred compensation benefits under the Plan.
"Deferral Election" means an election by a Participant to defer Compensation or Bonus Compensation in accordance with the provisions of Section 2.2 of the Plan.
"Deferrals" shall have the meaning ascribed thereto in Section 2.2(b) hereof.
"Disability" means a Participant who: (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than 12 months; or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan of the Company or its Subsidiaries or (3) is determined to be totally disabled by the Social Security Administration.
"Disability Date" means the date on which a Participant Separates from Service due to Disability.
"Distribution Date" means the date on which distributions to a Participant are to commence. Distribution Dates are determined according to each Participant's Deferral Account elections or as otherwise provided under the terms of the Plan.
"Distribution Option" means the form in which payments to a Plan Participant are to be paid. Distribution Options are determined according to each Participant's Deferral Account elections or as otherwise provided under the terms of the Plan.
"Earnings" shall have the meaning ascribed thereto in Section 2.5(b) of the Plan.
"Insolvency" means, with respect to the Company: (1) an adjudication of bankruptcy; (2) the assignment for the benefit of creditors of or by the Company; (3) a material part of all of the property of the Company becomes subject to the control and direction of a receiver, which receivership is not dismissed within sixty (60) days of such receiver's appointment; or (4) the filing by the Company of a petition for relief under any federal or other bankruptcy or other insolvency law or for an arrangement with creditors.
"Key Employee" means a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Company as determined in accordance with Section 409A and the procedures established by the Company.
"Participant" means any employee who has satisfied the eligibility requirements set forth in Section 1.4 of the Plan.
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"Person" means any individual, corporation, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
"Plan Year" means the twelve-month period beginning each January 1.
"Profit Sharing Contribution" means the annual discretionary employer profit sharing contribution allocated to the accounts of participants under the Qualified Plan for a Plan year.
"Qualified Plan" means The AES Corporation Retirement Savings Plan, as amended, or such other plan as designated by the Committee.
"Retirement" means a Participant's Separation From Service on or after the date such Participant attains age fifty-nine and a half (59½).
"Section 409A" shall mean Section 409A of the Code, the regulations and other binding guidance promulgated thereunder.
"Separation From Service" and "Separate from Service" shall mean a Participant's death, retirement or other termination of employment with the Company and all of its controlled group members within the meaning of Section 409A of the Code. For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language "at least 50 percent" shall be used instead of "at least 80 percent" in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg.§ 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language "at least 20 percent" shall be used instead of "at least 80 percent" in each place it appears. Whether a Participant has a Separation from Service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A. For this purpose, a Participant will be presumed to have experienced a Separation from Service when the level of bona fide services performed permanently decreases to a level less than twenty percent (20%) of the average level of bona fide services performed during the immediately preceding thirty-six (36) month period or such other applicable period as provided by Section 409A.
"Subsidiary" means any entity in which the Company owns or otherwise controls, directly or indirectly, stock or other ownership interests having the voting power to elect a majority of the board of directors, or other governing group having functions similar to a board of directors, as determined by the Committee.
"Unforeseeable Emergency" means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, a beneficiary, or a dependent (as determined under Section 152(a) of the Code, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)) of the Participant; the need to pay for the funeral expenses of a spouse, beneficiary or dependent (as defined above); loss of the Participant's property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
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1.3Administration.
(a)The Committee shall administer the Plan and have sole and absolute authority and discretion to decide all matters relating to the administration of the Plan, including, without limitation, determining the rights and status of Participants or their beneficiaries under the Plan. The Committee is authorized to interpret the Plan, to decide questions of fact, to adopt administrative rules, regulations, and guidelines for the Plan, and may correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan. The Committee's determinations under the Plan need not be uniform among all Participants, or classes or categories of Participants, and may be applied to such Participants, or classes or categories of Participants, as the Committee, in its sole and absolute discretion, considers necessary, appropriate or desirable. All determinations by the Committee shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.
(b)The Committee may delegate such of its powers and authority under the Plan to the Company's officers as it deems necessary or appropriate. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such officers as it relates to those aspects of the Plan that have been delegated.
(c)Any action taken by the Committee with respect to the rights or benefits under the Plan of any Participant shall be revocable by the Committee as to payments not yet made to such person, and acceptance of any deferred compensation benefits under the Plan constitutes acceptance of and agreement to the Committee's or the Company's making any appropriate adjustments in future payments to such person (or to recover from such person) any excess payment or underpayment previously made to him.
(d)Notwithstanding any provision of the Plan to the contrary, this Plan is intended to comply with the provisions of Section 409A and shall be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted or construed). With respect to payments subject to Section 409A: (i) it is intended that distribution events authorized under the Plan qualify as permissible distribution events for purposes of Section 409A; and (ii) the Company reserve the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A. Notwithstanding any provision of the Plan to the contrary, in no event shall the Committee, the Company or a Subsidiary (or their employees, officers, directors, members or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 409A.
1.4Eligibility and Participation.
(a)Participation in the Plan is limited to officers and key management employees of the Company and its Subsidiaries who are designated by the Committee as eligible to participate in the Plan and who are within the category of a select group of management and highly compensated employees as referred to in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. An employee's participation in the Plan shall be effective upon notification to the employee by the Committee of eligibility to participate in the Plan.
(b)A Participant shall cease to be a Participant upon receiving payment for the full amount of benefits to which the Participant is entitled under the Plan. If the Committee determines a Participant is no longer eligible to actively participate in the Plan, he shall not be entitled to make Deferral Elections or accrue additional supplemental matching contributions or supplemental profit sharing awards under Article II of the Plan.
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Article II. - Supplemental Retirement Benefits
2.1Supplemental Profit Sharing Contribution.
(a)In the event that the Profit Sharing Contribution for a Participant under the Qualified Plan is limited by the application of Section 401(a)(17) or Section 415 for any Plan Year, the Participant shall receive a supplemental profit sharing award under this Plan for such Plan year equal to the difference between: (i) the Profit Sharing Contribution actually made to the Qualified Plan on behalf of the Participant; and (ii) the Profit Sharing Contribution that would have been made to the Qualified Plan on behalf of such Participant for such Plan Year if the Section 401(a)(17) limitations and the Section 415 limitations were not contained therein. Supplemental profit sharing awards shall be credited to each eligible Participant's Retirement Account in accordance with procedures established by the Company, provided that in order to be eligible to receive a credit of a supplemental profit sharing award, a Participant must be an active employee on the date such amount is credited.
(b)The award for any Plan year shall be deemed to be made as of the day the Profit Sharing Contribution is made under the Qualified Plan, and shall be deemed invested in the Participant's investment designations as in effect on the date such award is credited to the Plan.
2.2Supplemental Deferral Elections.
(a)Each Participant shall be eligible to elect to defer Compensation and/or Bonus Compensation under the Plan with respect to a Plan Year in accordance with the terms of the Plan and the rules and procedures established by the Committee. A Participant's Deferral Election for a Plan Year shall continue in effect from Plan Year to Plan Year unless the Participant completes a new Deferral Election (or cancels his Deferral Election) in a timely manner in accordance with procedures set forth by the Committee.
(b)A Participant may make a Deferral Election by filing a written or electronic election with the Committee directing the Company to reduce the Participant's Compensation and/or Bonus Compensation and to credit the amount of any such reduction (the "Deferrals") to the Deferral Accounts established and maintained for such Participant pursuant to Section 2.5 of the Plan. Deferral Elections hereunder shall be made in accordance with the terms of the Plan and the rules established by the Committee, and must be filed not later than December 31 of the calendar year preceding the Plan Year to which the election relates (or at such earlier times as may be established by the Committee) or continue in effect from the prior Plan Year as described in Section 2.2(a). Notwithstanding the provisions of the preceding sentence, if permitted by the Committee, a Deferral Election with respect to a Participant's Bonus Compensation shall be given effect if made by June 30 of the Plan Year for which the Bonus Compensation is to be paid, provided that the Committee determines that the Bonus Compensation satisfies the requirements for "performance-based compensation" within the meaning of Section 409A(a)(4)(B)(iii) of the Code. Additionally, for the Plan Year in which a Participant first becomes eligible to participate in the Plan, a Participant's initial Deferral Election may be made within thirty (30) days after the date the Participant becomes eligible to participate in the Plan and shall apply only to Compensation and Bonus Compensation paid for services performed after the date of such election. Accordingly, if a Deferral Election is made in the first-year of eligibility but after the beginning of the specified performance period (e.g., annual bonus compensation), the Deferral Election shall only apply to the total amount of such Compensation multiplied by the ratio of (i) the number of days remaining in the performance period after the election to (ii) the total number of days in the performance period. Unless otherwise determined by the Committee, a separate Deferral Election must be filed each Plan Year.
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(c)Deferrals shall be credited to each Participant's Deferral Accounts as of such time or times determined by the Committee; provided, however, that Deferrals shall be credited to each Participant's Deferral Accounts not later than thirty (30) days after the date on which such Compensation or Bonus Compensation would have otherwise been paid. Deferrals shall be deemed to be invested in accordance with a Participant's investment designations as permitted under Section 2.5(b).
(d)Unless otherwise determined by the Committee, a Participant may elect to defer up to 80% of Compensation and up to 100% of Bonus Compensation paid to the Participant.
(e)Notwithstanding the foregoing, a Deferral Election shall automatically terminate if a Participant suffers a disability, receives a distribution on account of Unforeseeable Emergency or dies. For purposes of this Section, a disability refers to any medically determinable physical or mental impairment resulting in the Participant's inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.
2.3Supplemental Company Matching Awards.
(a)Supplemental matching contribution ("Supplemental Match") shall be credited annually to each eligible Participant's Deferral Accounts in accordance with procedures established by the Company, provided that in order to be eligible to receive a credit of a Supplemental Match, a Participant must be an active employee on the date such amount is credited.
(b)The amount of the Supplemental Match shall be equal to: (i) the Company Match that would have been awarded under the Qualified Plan, taking into account the Participant's Deferral Election and the maximum percentage of Compensation for matching awards permitted under the Qualified Plan, if the Participant's Compensation and elective contributions to the Qualified Plan were not subject to the Section 401(a)(17) and 402(g) limitations under the Qualified Plan; less (ii) the maximum Company Match available for award to the Participant under the Qualified Plan. For purposes of this Section 2.3, Compensation shall have the meaning assigned thereto in the Qualified Plan (determined without regard to any pre-tax salary reduction amounts, including but not limited to amounts voluntarily deferred under the terms of this Plan to the extent necessary to carry out the terms and intent of this Plan).
(c)The Supplemental Match will be allocated to the Participant's Deferral Accounts in the same proportion as the Participant's Deferrals are allocated among the Participant's Deferral Accounts and shall be deemed invested in the Participant's investment designations as in effect on the date the award is credited to the Plan.
2.4Supplemental Company Nonelective Contribution Awards.
(a)In the event that the Company Nonelective Contribution for a Participant under the Qualified Plan is limited by the application of Section 401(a)(17) or Section 415 for any Plan Year, the Participant shall receive a supplemental company nonelective contribution award under this Plan for such Plan year equal to the difference between: (i) the Company Nonelective Contribution actually made to the Qualified Plan on behalf of such Participant; and (ii) the Company Nonelective Contribution that would have been made to the Qualified Plan on behalf of such Participant for such Plan Year if the Section 401(a)(17) limitations and the Section 415 limitations were not contained therein. Supplemental company nonelective contribution awards shall be credited to each eligible Participant's Retirement Account in
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accordance with procedures established by the Company, provided that in order to be eligible to receive a credit of a supplemental profit sharing award, a Participant must be an active employee on the date such amount is credited.
(b)The supplemental company nonelective contribution shall be deemed invested in the Participant investment designations as in effect on the date such award is credited to the Plan.
2.5Deferral Accounts/Earnings
(a)Unless otherwise determined by the Committee, the Company shall maintain on behalf of each Participant as many as four (4) separate Deferral Accounts which accounts shall be designated Special Purpose Account #1, Special Purpose Account #2, Special Purpose Account #3 and Retirement Account. A Participant may elect to allocate his Deferrals among such Deferral Accounts and may have a different Distribution Date and Distribution Option for such Deferral Accounts as provided under Article III. If a Participant fails to properly and timely allocate Deferrals, such participant shall be deemed to have selected the Retirement Account.
(b)The Participant's Deferral Account shall be adjusted by an amount equal to the amount that would have been earned (or lost) if the amounts deferred under this Plan had been invested in hypothetical investments designated by the Participant from time to time, based on a list of hypothetical investments provided by the Committee from time to time (such hypothetical earnings or losses shall be referred to as "Earnings"). The Participant shall designate the investments used to measure Earnings from the list of authorized investments provided by the Committee by completing the appropriate form (or electronically via the Plan's website) or in such other manner as the Committee may designate from time to time. The Participant may change such designations at such times as are permitted by the Committee, provided that the Participant shall be entitled to change such designations at least quarterly. Earnings shall be credited to the Participant's Deferral Accounts at least annually (or more frequently at the discretion of the Company). Earnings shall be credited to Deferral Accounts until all payments with respect to such account have been made under this Plan. Neither the Company nor the Committee shall act as a guarantor, or be liable or otherwise responsible for the investment performance of the designated investments (including any losses sustained by a Participant) with respect to a Participant's Deferral Accounts.
(c)Each Participant shall at all times be 100% vested in his Deferral Accounts and the Earnings thereon.
Article III. - Distributions
3.1Distribution Dates.
(a)Distribution Dates shall be established and determined in accordance with the Participant's Deferral Account elections. Distributions from Special Purpose Accounts shall be paid annually commencing on February 1 of the year designated by the Participant as his Distribution Date. Distributions from Retirement Accounts are payable on February 1 of the year following a Participant's Retirement. Notwithstanding, a Distribution Date for a Special Purpose Account must be on or before February 1 of the year following the calendar year in which the Participant obtains age 70.
(b)Notwithstanding the foregoing or any Plan provision to the contrary, distributions to Key Employees upon Separation from Service for any reason (other than death) may not be made before the date that is 6 months after the date of Separation from Service. Any
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payment otherwise due prior to the 6-month anniversary of the Participant's date of Separation from Service will be accumulated and paid on the first business day of the seventh month following the date of Separation from Service (or, if earlier, the date of death of the Participant), and subsequent distributions, if any, shall be made on each succeeding February 1.
3.2Distribution Option/Manner of Payment.
The Distribution Option for Deferral Accounts and Retirement Accounts shall be determined in accordance with such election procedures as are established by the Committee and distributions shall, at the Participant's option, be paid in the form of a lump sum or in annual installments over a period of 2-to-15 years; provided, however, that the Distribution Option must be established at the time of initial deferral (subject to modification under Section 3.3(a) and 3.3(b)). In the event that no valid and timely Distribution Option has been made, benefits will be paid in a lump sum. All payments under the Plan shall be made in cash. For purposes of Section 409A and the Plan: (i) the right to installment payments shall be treated as the right to a single payment; and (ii) a payment shall be treated as made on the scheduled payment date if such payment is made at such date or a later date in the same calendar year or, if later, by the 15th day of the third calendar month following the scheduled payment date. Except as specified in Section 3.1(a), 3.3(a) and 3.3(b), a Participant shall have no right to designate the date of any payment under the Plan.
3.3Modification of Distribution Elections.
(a)A Participant has the right to change any Distribution Date or Distribution Option associated with a Special Purpose Account previously designated by the Participant pursuant to this Article III; provided, however, that: (1) the change will not take effect until twelve (12) months after the election is made; (2) with respect to a payment on a specified distribution date, the change must be made at least twelve (12) months prior to the previously scheduled payment date (or initial scheduled payment date in the case of installment payments); and (3) the payment with respect to which the change is made must be deferred for at least five (5) years from the date the payment would otherwise have been made (or initial scheduled payment date in the case of installment payments); provided, that, the Committee may, in its discretion, authorize a Participant to change a distribution election under any applicable transition rule authorized under Section 409A to the extent consistent therewith.
(b)As set forth in Section 3.1(b), a Participant’s Retirement Account generally is payable on February 1 of the year following the year of a Participant’s Retirement, except as otherwise provided under Section 3.1(b). However, a Participant has the right to irrevocably elect a Distribution Date for the Participant’s Retirement Account that is later than February 1 of the year following the year of a Participant’s Retirement (or to change a previously made election under this Section 3.3(b)); provided, however, that: (1) the election will not take effect until twelve (12) months after the election is made; (2) with respect to a payment on a specified distribution date, the change must be made at least twelve (12) months prior to the previously scheduled payment date (or initial scheduled payment date in the case of installment payments); and (3) the payment with respect to which the change is made must be deferred for at least five (5) years from the date the payment would otherwise have been made (or initial scheduled payment date in the case of installment payments); provided, that, the Committee may, in its discretion, authorize a Participant to change a distribution election under any applicable transition rule authorized under Section 409A to the extent consistent therewith.
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(c)A Participant cannot postpone the commencement of distributions beyond February 1 of the year following the calendar year in which the Participant obtains age 70.
3.4Separation From Service.
Notwithstanding the foregoing provisions, in the event a Participant Separates From Service for any reason (other than death) prior to the Participant reaching Retirement eligibility, the Participant will receive a lump sum payment of all amounts credited to the Participant's Deferral Accounts. Such payments will be made on the date of Separation from Service, subject to the provisions of Section 3.1(b) of this Plan.
3.5Unforeseeable Emergency.
The Committee may, upon request of the Participant, cause to be paid to such Participant an amount equal to all or any part of the amounts credited to such Participant's Deferral Accounts if the Committee determines, in its absolute discretion based on such reasonable evidence that it shall require, that such a payment or payments is necessary for the purpose of alleviating the consequences of an Unforeseeable Emergency occurring with respect to the Participant. The amounts distributed with respect to an Unforeseeable Emergency may not exceed the amount necessary to satisfy the emergency plus amounts necessary to pay taxes on the distribution, after taking into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant's assets (to the extent liquidation would not itself cause severe financial hardship).
3.6Change in Control.
Notwithstanding the foregoing provisions, upon a Change in Control the Participant will receive a lump sum payment of all of the amounts credited to the Participant's Deferral Accounts. Such payment will be paid in a lump sum within thirty (30) days of the Change in Control.
3.7Death.
The Beneficiary or Beneficiaries of a Participant shall be entitled to receive the unpaid balance of the Participant's Deferral Accounts to which the Participant was entitled at his death, payable according to the Participant's elections, if the Participant dies on or after age 59½. In the event of a Participant's death prior to reaching age 59½, the value of the Participant's Deferral Accounts will be paid to the Participant's beneficiary in a lump sum on the date of death of the Participant. The Participant shall designate his Beneficiary in accordance with the provisions of Article V.
Article IV. - Funding By Company
4.1Unsecured Obligation of Company.
(a)Any benefit payable pursuant to this Plan shall be paid from the general assets of the Company. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create a trust of any kind or a fiduciary relationship between any Participant (or any other interested person) and the Company or the Committee, or require the Company to maintain or set aside any specific funds for the purpose of paying any benefit
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hereunder. To the extent that a Participant or any other person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.
(b)If the Company maintains a separate fund or makes specific investments, including the purchase of insurance insuring the life of the Participant, to assure its ability to pay any benefits due under this Plan, neither the Participant nor the Participant's beneficiary shall have any legal or equitable ownership interest in, or lien on, such fund, policy, investment or any other asset of the Company. The Company, in its sole discretion, may determine the exact nature and method of informal funding (if any) of the obligations under this Plan. If the Company elects to maintain a separate fund or makes specific investments to fund its obligations under this Plan, the Company reserves the right, in its sole discretion, to terminate such method of funding at any time, in whole or in part.
4.2Cooperation of Participant.
If the Company, in its sole discretion, elects to invest in a life insurance, disability or annuity policy on the life of Participant to assist it with the informal funding of its obligations under this Plan, Participant shall assist the Company, from time to time, promptly upon the request of the Company, in obtaining such insurance policy by supplying any information necessary to obtain such policy as well as submitting to any physical examinations required therefore. The Company shall be responsible for the payment of all premiums with respect to any whole life, variable, or universal life insurance policy purchased in connection with this Plan unless otherwise expressly agreed.
Article V. - Beneficiaries
5.1Beneficiary Designations.
A designation of a Beneficiary hereunder may be made only by an instrument (in form acceptable to the Committee) signed by the Participant and filed with the Committee prior to the Participant's death. In the absence of such a designation and at any other time when there is no existing Beneficiary designated hereunder, the unpaid value of the Participant's Deferral Accounts to which the Participant was entitled at his death shall be distributed to the Participant's estate. A Beneficiary who dies or which ceases to exist shall not be entitled to any part of any payment thereafter to be made to the Participant's Beneficiary unless the Participant's designation specifically provides to the contrary. If two or more persons designated as a Participant's Beneficiary are in existence with respect to a single deferred compensation benefit, the amount of any payment to the Beneficiary under this Plan shall be divided equally among such persons, unless the Participant's designation specifically provides to the contrary. The Beneficiary Designations must be the same for all Deferral Accounts under the Plan.
5.2Change in Beneficiary.
A Participant may, at any time and from time to time, change a Beneficiary designation hereunder without the consent of any existing Beneficiary or any other person. Any change in Beneficiary shall be made only by an instrument (in form acceptable to the Committee) signed by the Participant, and any change shall be effective only if received by the Committee prior to the death of the Participant.
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Article VI. - Claims Procedures
6.1Claims for Benefits.
The Committee shall determine the rights of any Participant to any deferred compensation benefits hereunder. Any Participant who believes that he has not received the deferred compensation benefits to which he is entitled under the Plan may file a claim in writing with the Committee. The Committee shall, no later than 90 days after the receipt of a claim (plus an additional period of 90 days if required for processing, provided that notice of the extension of time is given to the claimant within the first 90-day period), either allow or deny the claim in writing. If a claimant does not receive written notice of the Committee's decision on his claim within the above-mentioned period, the claim shall be deemed to have been denied in full.
A denial of a claim by the Committee, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include:
(a)the specific reasons for the denial;
(b)specific reference to pertinent Plan provisions on which the denial is based;
(c)a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(d)an explanation of the claim review procedure and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA.
6.2Appeal Provisions.
A claimant whose claim is denied (or his duly authorized representative) may within 60 days after receipt of denial of a claim file with the Committee a written request for a review of such claim. If the claimant does not file a request for review of his claim within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Committee on his claim, the decision shall become final and the claimant will not be entitled to bring a civil action under Section 502(a) of ERISA. If such an appeal is so filed within such 60-day period, the Company (or its delegate) shall conduct a full and fair review of such claim. During such review, the claimant (or the claimant's authorized representative) shall be given the opportunity to review all documents that are pertinent to his claim and to submit issues and comments in writing.
The Company shall mail or deliver to the claimant a written decision on the matter based on the facts and the pertinent provisions of the Plan within 60 days after the receipt of the request for review (unless special circumstances require an extension of up to 60 additional days, in which case written notice of such extension shall be given to the claimant prior to the commencement of such extension). Such decision shall be written in a manner calculated to be understood by the claimant, shall state the specific reasons for the decision and the specific Plan
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provisions on which the decision was based and shall, to the extent permitted by law, be final and binding on all interested persons. If the decision on review is not furnished to the claimant within the above-mentioned time period, the claim shall be deemed to have been denied on review. If a claimant's claim for benefits is denied in whole or in part, the claimant may file suit in a state or federal court. Notwithstanding the aforementioned, before the claimant may file suit in a state or federal court, the claimant must exhaust the Plan's administrative claims procedure set forth in this Article VI. If any such state or federal judicial or administrative proceeding is undertaken, the evidence presented will be strictly limited to the evidence timely presented to the Company. In addition, any such state or federal judicial or administrative proceeding must be filed within six (6) months after the Company's final decision. In addition, any such state or federal judicial or administrative proceeding relating to this Plan shall only be brought in the Circuit Court for Arlington County, Virginia or in the United States District Court for the Eastern District of Virginia, Alexandria Division. If any such action or proceeding is brought in any other location, then the filing party expressly consents to the transfer of such action to the Circuit Court for Arlington County, Virginia or the United States District Court for the Eastern District of Virginia, Alexandria Division. Nothing in this clause shall be deemed to prevent any party from removing an action or proceeding to enforce or interpret this Plan from the Circuit Court for Arlington County, Virginia to the United States District Court for the Eastern District of Virginia, Alexandria Division.
Article VII. - Miscellaneous
7.1Withholding.
The Company shall have the right to withhold from any deferred compensation benefits payable under the Plan or other wages payable to a Participant an amount sufficient to satisfy all federal, state and local tax withholding requirements, if any, arising from or in connection with the Participant's receipt or vesting of deferred compensation benefits under the Plan.
7.2No Guarantee of Employment.
Nothing in this Plan shall be construed as guaranteeing future employment to any Participant. Without limiting the generality of the preceding sentence, except as otherwise set forth in a written agreement, a Participant continues to be an employee of the Company solely at the will of the Company subject to discharge at any time, with or without cause. The benefits provided for herein for a Participant shall not be deemed to modify, affect or limit any salary or salary increases, bonuses, profit sharing or any other type of compensation of a Participant in any manner whatsoever. Nothing contained in this Plan shall affect the right of a Participant to participate in or be covered by or under any qualified or nonqualified pension, profit sharing, group, bonus or other supplemental compensation, retirement or fringe benefit Plan constituting any part of the Company's compensation structure whether now or hereinafter existing.
7.3Payment to Guardian.
If a benefit payable hereunder is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and
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custody of such minor, incompetent or person. The Committee may require such proof of incompetency, minority, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.
7.4Assignment.
No right or interest under this Plan of any Participant or Beneficiary shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of the Participant or Beneficiary.
7.5Severability.
If any provision of this Plan or the application thereof to any circumstance(s) or person(s) is held to be invalid by a court of competent jurisdiction, the remainder of the Plan and the application of such provision to other circumstances or persons shall not be affected thereby.
7.6Amendment and Termination.
The Company may at any time (without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan; provided, however, that no modification, amendment or termination of this Plan shall adversely affect the rights of a Participant under the Plan without the consent of such Participant. Notwithstanding the foregoing or any provision of the Plan to the contrary, the Company may at any time (in its sole discretion and without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan or take any other action to the extent necessary to conform the provisions of the Plan with Section 409A regardless of whether such modification, amendment or termination of this Plan or other action shall adversely affect the rights of a Participant under the Plan. Termination of this Plan shall not be a distribution event under the Plan unless otherwise permitted under Section 409A.
7.7Clawback.
As a condition to receiving benefits under this Plan, each Participant acknowledges and agrees that the terms and conditions set forth in The AES Corporation Amended and Restated Compensation Recoupment Policy (as may be further amended and restated from time to time, the “Clawback Policy”) are incorporated in the Plan by reference. To the extent the Clawback Policy is applicable to the Participant, it creates additional rights for the Company with respect to certain compensation payable hereunder, including Bonus Compensation, and other applicable compensation, which will be subject to potential mandatory cancellation, forfeiture and/or repayment by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to (a) any Company clawback or recoupment policy, including the Clawback Policy, that is adopted to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise, or (b) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and
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Consumer Protection Act, or other applicable laws, rules, regulations, or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to certain compensation paid or payable to the Participant and the recovery of amounts relating thereto. By receiving benefits under the Plan, the Participant consents to be bound by the terms of the Clawback Policy, if applicable, and agrees and acknowledges that the Participant is obligated to cooperate with, and provide any and all assistance necessary to, the Company in its efforts to recover or recoup any compensation paid or payable pursuant to the Plan (including any gains or earnings related thereto) or any other applicable compensation that is subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the Participant of any such amounts, including from the Participant’s accounts or from any other compensation, to the extent permissible under Section 409A.
7.8Exculpation and Indemnification.
The Company shall indemnify and hold harmless the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act, or omission to act, in connection with the performance of such person's duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the gross negligence, willful misconduct, and/or criminal acts of such persons.
7.9Confidentiality.
In further consideration of the benefits available to each Participant under this Plan, each Participant shall agree that, except as such may be disclosed in financial statements and tax returns, or in connection with estate planning, all terms and provisions of this Plan, and any agreement between the Company and the Participant entered into pursuant this Plan, are and shall forever remain confidential until the death of Participant; and the Participant shall not reveal the terms and conditions contained in this Plan or any such agreement at any time to any person or entity, other than his respective financial and professional advisors unless required to do so by a court of competent jurisdiction or as otherwise may be required by law.
7.10Leave of Absence.
The Company may, in its sole discretion, permit a Participant to take a leave of absence for a period not to exceed six months, or if longer, so long as the Participant retains a right to reemployment under any applicable statute or by contract. Any such leave of absence must be approved by the Company. During this time, the Participant will still be considered to be in the employ of the Company for purposes of this Plan.
7.11Gender and Number.
For purposes of interpreting the provisions of this Plan, the masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, and the singular shall include the plural unless otherwise clearly required by the context.
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7.12Governing Law.
Except as otherwise preempted by the laws of the United States, this Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of law provisions.
7.13Effective Date.
The effective date of the Plan is generally January 1, 2005; provided, however, that the effective date of the Plan for purposes of determining contributions under Section 2.1 of the Plan shall be January 1, 2004.
The latest amendment to The AES Corporation Restoration Supplemental Retirement Plan has been duly executed by the undersigned and is effective this 25th day of June 2025.
The AES Corporation
By:
Tish Mendoza, Executive Vice President and Chief Human Resources Officer

By:
Andres Gluski, President and Chief Executive Officer

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